Exhibit No. 99.1

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Kimberly-Clark Corporation and Subsidiaries

CONSOLIDATED INCOME STATEMENT

	Year Ended December 31
(Millions of dollars, except per share amounts)	2006	2005	2004
Net Sales	$16,746.9	$15,902.6	$15,083.2
Cost of products sold	11,664.8	10,827.4	10,014.7

Gross Profit	5,082.1	5,075.2	5,068.5
Marketing, research and general expenses	2,948.3	2,737.4	2,510.9
Other (income) and expense, net	32.3	27.2	51.2

Operating Profit	2,101.5	2,310.6	2,506.4
Nonoperating expense	(65.5)	(179.0)	(158.4)
Interest income	29.2	27.5	17.9
Interest expense	(220.3)	(190.2)	(162.5)

Income Before Income Taxes, Equity Interests, Discontinued Operations and Cumulative Effect of Accounting Change	1,844.9	1,968.9	2,203.4
Provision for income taxes	(469.2)	(438.4)	(483.9)
Share of net income of equity companies	218.6	136.6	124.8
Minority owners’ share of subsidiaries’ net income	(94.8)	(86.5)	(73.9)

Income From Continuing Operations	1,499.5	1,580.6	1,770.4
Income from discontinued operations, net of income taxes	—	—	29.8

Income Before Cumulative Effect of Accounting Change	1,499.5	1,580.6	1,800.2
Cumulative effect of accounting change, net of income taxes	—	(12.3)	—

Net Income	$1,499.5	$1,568.3	$1,800.2

Per Share Basis

Basic
Continuing operations	$3.27	$3.33	$3.58
Discontinued operations	—	—	.06
Cumulative effect of accounting change	—	(.03)	—

Net income	$3.27	$3.30	$3.64

Diluted
Continuing operations	$3.25	$3.31	$3.55
Discontinued operations	—	—	.06
Cumulative effect of accounting change	—	(.03)	—

Net income	$3.25	$3.28	$3.61

See Notes to Consolidated Financial Statements.

Kimberly-Clark Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEET

	December 31
(Millions of dollars) ASSETS	2006	2005
Current Assets
Cash and cash equivalents	$360.8	$364.0
Accounts receivable, net	2,336.7	2,101.9
Inventories	2,004.5	1,752.1
Deferred income taxes	219.2	223.4
Time deposits	264.5	212.3
Other current assets	84.0	129.4

Total Current Assets	5,269.7	4,783.1
Property, Plant and Equipment, net	7,684.8	7,494.7
Investments in Equity Companies	392.9	457.8
Goodwill	2,860.5	2,685.6
Other Assets	859.1	882.0

	$17,067.0	$16,303.2

	December 31
(Millions of dollars) LIABILITIES AND STOCKHOLDERS’ EQUITY	2006	2005
Current Liabilities
Debt payable within one year	$1,326.4	$1,222.5
Trade accounts payable	1,205.6	1,055.5
Other payables	325.2	298.8
Accrued expenses	1,603.8	1,399.6
Accrued income taxes	330.8	457.9
Dividends payable	224.0	208.6

Total Current Liabilities	5,015.8	4,642.9
Long-Term Debt	2,276.0	2,594.7
Noncurrent Employee Benefit and Other Obligations	2,070.7	1,782.6
Deferred Income Taxes	391.1	572.9
Minority Owners’ Interests in Subsidiaries	422.6	394.5
Preferred Securities of Subsidiary	793.4	757.4
Stockholders’ Equity
Preferred stock – no par value – authorized 20.0 million shares, none issued	—	—
Common stock – $1.25 par value – authorized 1.2 billion shares; issued 478.6 million and 568.6 million shares at December 31, 2006 and 2005	598.3	710.8
Additional paid-in capital	427.6	324.6
Common stock held in treasury, at cost – 23.0 million and 107.1 million shares at December 31, 2006 and 2005	(1,391.9)	(6,376.1)
Accumulated other comprehensive income (loss)	(1,432.2)	(1,669.4)
Retained earnings	7,895.6	12,581.4
Unearned compensation on restricted stock	—	(13.1)

Total Stockholders’ Equity	6,097.4	5,558.2

	$17,067.0	$16,303.2

See Notes to Consolidated Financial Statements.

Kimberly-Clark Corporation and Subsidiaries

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Dollars in millions, shares in thousands)	Common Stock Issued		Additional Paid-in Capital	Treasury Stock		Unearned Compensation on Restricted Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income
	Shares	Amount		Shares	Amount
Balance at December 31, 2003	568,597	$710.8	$406.9	67,008	$(3,818.1)	$(27.1)	$11,059.2	$(1,565.4)
Net income	—	—	—	—	—	—	1,800.2	—	$1,800.2
Other comprehensive income:
Unrealized translation	—	—	—	—	—	—	—	415.8	415.8
Minimum pension liability	—	—	—	—	—	—	—	(47.8)	(47.8)
Other	—	—	—	—	—	—	—	(4.2)	(4.2)

Total comprehensive income									$2,164.0

Options exercised and other awards	—	—	(88.9)	(6,239)	378.9	—	—	—
Option and restricted share income tax benefits	—	—	30.9	—	—	—	—	—
Shares repurchased	—	—	—	25,061	(1,617.3)	—	—	—
Net issuance of restricted stock, less amortization	—	—	(.3)	(136)	9.0	4.8	—	—
Dividends declared	—	—	—	—	—	—	(791.0)	—
Spin-off of Neenah Paper, Inc.	—	—	—	—	—	—	(202.5)	(24.4)

Balance at December 31, 2004	568,597	710.8	348.6	85,694	(5,047.5)	(22.3)	11,865.9	(1,226.0)
Net income	—	—	—	—	—	—	1,568.3	—	$1,568.3
Other comprehensive income:
Unrealized translation	—	—	—	—	—	—	—	(412.6)	(412.6)
Minimum pension liability	—	—	—	—	—	—	—	(58.6)	(58.6)
Other	—	—	—	—	—	—	—	27.8	27.8

Total comprehensive income									$1,124.9

Options exercised and other awards	—	—	(39.2)	(3,040)	181.9	—	—	—
Option and restricted share income tax benefits	—	—	15.1	—	—	—	—	—
Shares repurchased	—	—	—	24,463	(1,511.2)	—	—	—
Net issuance of restricted stock, less amortization	—	—	.1	(9)	.7	9.2	—	—
Dividends declared	—	—	—	—	—	—	(852.8)	—

Balance at December 31, 2005	568,597	710.8	324.6	107,108	(6,376.1)	(13.1)	12,581.4	(1,669.4)
Net income	—	—	—	—	—	—	1,499.5	—	$1,499.5
Other comprehensive income:
Unrealized translation	—	—	—	—	—	—	—	439.7	439.7
Minimum pension liability	—	—	—	—	—	—	—	203.3	203.3
Other	—	—	—	—	—	—	—	(10.6)	(10.6)

Total comprehensive income									$2,131.9

Reclassifications upon adoption of SFAS 123R	—	—	55.8	625	(31.9)	13.1	—	—
Stock-based awards exercised or vested and other	—	—	(42.4)	(6,800)	373.8	—	(2.2)	—
Income tax benefits on stock-based compensation	—	—	22.2	—	—	—	—	—
Adjustment to initially apply SFAS 158, net of tax	—	—	—	—	—	—	—	(395.2)
Shares repurchased	—	—	—	12,045	(753.9)	—	—	—
Recognition of stock-based compensation	—	—	67.4	—	—	—	—	—
Retirement of treasury stock	(90,000)	(112.5)	—	(90,000)	5,396.2	—	(5,283.7)	—
Dividends declared	—	—	—	—	—	—	(899.4)	—

Balance at December 31, 2006	478,597	$598.3	$427.6	22,978	$(1,391.9)	$—	$7,895.6	$(1,432.2)

See Notes to Consolidated Financial Statements.

Kimberly-Clark Corporation and Subsidiaries

CONSOLIDATED CASH FLOW STATEMENT

	Year Ended December 31
(Millions of dollars)	2006	2005	2004
Continuing Operations:

Operating Activities
Income from continuing operations	$1,499.5	$1,580.6	$1,770.4
Depreciation and amortization	932.8	844.5	800.3
Asset impairments	6.2	80.1	—
Stock-based compensation	67.4	32.4	19.4
Deferred income taxes	(208.0)	(142.7)	(19.4)
Net losses on asset dispositions	116.1	45.8	45.5
Equity companies’ earnings less than (in excess of) dividends paid	26.6	(23.8)	(30.1)
Minority owners’ share of subsidiaries’ net income	94.8	86.5	73.9
Decrease (increase) in operating working capital	5.1	(180.1)	94.8
Postretirement benefits	33.8	40.9	(54.4)
Other	5.2	(52.4)	25.8

Cash Provided by Operations	2,579.5	2,311.8	2,726.2

Investing Activities
Capital spending	(972.1)	(709.6)	(535.0)
Acquisitions of businesses, net of cash acquired	(99.6)	(17.4)	—
Investments in marketable securities	(20.5)	(2.0)	(11.5)
Proceeds from sales of investments	46.2	27.3	38.0
Net (increase) decrease in time deposits	(35.1)	75.5	(22.9)
Proceeds from dispositions of property	44.1	46.8	30.7
Other	1.1	(16.8)	5.3

Cash Used for Investing	(1,035.9)	(596.2)	(495.4)

Financing Activities
Cash dividends paid	(884.0)	(838.4)	(767.9)
Net (decrease) increase in short-term debt	(390.5)	524.3	(54.7)
Proceeds from issuance of long-term debt	261.5	397.7	38.7
Repayments of long-term debt	(104.2)	(599.7)	(199.0)
Proceeds from preferred securities of subsidiary	—	—	125.0
Proceeds from exercise of stock options	331.1	142.7	290.0
Acquisitions of common stock for the treasury	(761.5)	(1,519.5)	(1,598.0)
Other	(3.7)	(36.8)	(9.0)

Cash Used for Financing	(1,551.3)	(1,929.7)	(2,174.9)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	4.5	(15.9)	4.1

Cash (Used for) Provided by Continuing Operations	(3.2)	(230.0)	60.0

Discontinued Operations:
Cash provided by discontinued operations	—	—	30.0
Cash payment from Neenah Paper, Inc.	—	—	213.4

Cash Provided by Discontinued Operations	—	—	243.4

(Decrease) Increase in Cash and Cash Equivalents	(3.2)	(230.0)	303.4
Cash and Cash Equivalents, beginning of year	364.0	594.0	290.6

Cash and Cash Equivalents, end of year	$360.8	$364.0	$594.0

See Notes to Consolidated Financial Statements.

Kimberly-Clark Corporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of Kimberly-Clark Corporation and all subsidiaries in which it has a controlling financial interest (the “Corporation”). All significant intercompany transactions and accounts are eliminated in consolidation.

On November 30, 2004, the Corporation completed the spin-off of Neenah Paper, Inc. (“Neenah Paper”), a wholly-owned subsidiary that owned the Corporation’s Canadian pulp business and its U.S. fine paper and technical paper businesses (the “Spin-off”). The Spin-off was accomplished by a distribution of all of the shares of Neenah Paper’s common stock to the Corporation’s stockholders, and no gain or loss was recorded by the Corporation. Holders of common stock received a dividend of one share of Neenah Paper for every 33 shares of stock held. Based on a private letter ruling received from the Internal Revenue Service, receipt of the Neenah Paper shares in the distribution was tax-free for U.S. federal income tax purposes. As a result of the Spin-off, the Corporation’s 2004 Consolidated Income Statement and Cash Flow Statement and related disclosures present the fine paper and technical paper businesses as discontinued operations, which is discussed in Note 3.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the reporting periods. Actual results could differ from these estimates, and changes in these estimates are recorded when known. Estimates are used in accounting for, among other things, consumer and trade promotion and rebate accruals, pension benefits, other post-employment benefits, retained insurable risks, useful lives for depreciation and amortization, future cash flows associated with impairment testing for goodwill and long-lived assets and for determination of the primary beneficiary of variable interest entities, deferred tax assets and potential income tax assessments, and loss contingencies.

Cash Equivalents

Cash equivalents are short-term investments with an original maturity date of three months or less.

Inventories and Distribution Costs

For financial reporting purposes, most U.S. inventories are valued at the lower of cost, using the Last-In, First-Out (LIFO) method, or market. The balance of the U.S. inventories and inventories of consolidated operations outside the U.S. are valued at the lower of cost, using either the First-In, First-Out (FIFO) or weighted-average cost methods, or market. Distribution costs are classified as Cost of Products Sold.

Note 1. (Continued)

Available-for-Sale Securities

Available-for-sale securities, consisting of debt securities issued by non-U.S. governments and unaffiliated corporations, are carried at market value. Securities with maturity dates of one year or less are included in other current assets and were $6.0 million and $12.8 million at December 31, 2006 and 2005, respectively. Securities with maturity dates greater than one year are included in other assets and were $13.8 million and $2.0 million at December 31, 2006 and 2005, respectively. The securities are held by the Corporation’s consolidated foreign financing subsidiary described in Note 6. Unrealized holding gains or losses on these securities are recorded in other comprehensive income until realized. No significant gains or losses were recognized in income for any of the three years ended December 31, 2006.

Property and Depreciation

For financial reporting purposes, property, plant and equipment are stated at cost and are depreciated principally on the straight-line method. Buildings are depreciated over their estimated useful lives, primarily 40 years. Machinery and equipment are depreciated over their estimated useful lives, primarily ranging from 16 to 20 years. For income tax purposes, accelerated methods of depreciation are used. Purchases of computer software are capitalized. External costs and certain internal costs (including payroll and payroll-related costs of employees) directly associated with developing significant computer software applications for internal use are capitalized. Training and data conversion costs are expensed as incurred. Computer software costs are amortized on the straight-line method over the estimated useful life of the software, which generally does not exceed five years.

Estimated useful lives are periodically reviewed and, when warranted, changes are made to them. Long-lived assets, including computer software, are reviewed for impairment whenever events or changes in circumstances indicate that their cost may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows from the use and eventual disposition of an asset group, which are identifiable and largely independent of other asset groups, are less than the carrying amount of the asset group. Measurement of an impairment loss would be based on the excess of the carrying amount of the asset over its fair value. Fair value is measured using discounted cash flows or independent appraisals, as appropriate. When property is sold or retired, the cost of the property and the related accumulated depreciation are removed from the balance sheet and any gain or loss on the transaction is included in income.

The cost of major maintenance performed on manufacturing facilities, composed of labor, materials and other incremental costs, is charged to operations as incurred. Start-up costs for new or expanded facilities are expensed as incurred.

Conditional Asset Retirement Obligations

The liability for the estimated costs to settle obligations in connection with the retirement of long-lived assets is determined in accordance with the requirements of Financial Accounting Standards Board (“FASB”) Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations – an Interpretation of FASB Statement No. 143 (“FIN 47”), which the Corporation adopted on December 31, 2005. In connection with the adoption of FIN 47, the Corporation recorded a pretax asset retirement liability of $23.6 million at the end of 2005. FIN 47 requires the recording of an asset retirement obligation when the fair value of such a liability can be reasonably estimated, even though uncertainty exists as to the timing and/or the method of settlement. The Corporation has no plans in the foreseeable future to retire any of the major facilities for which it estimated an asset retirement obligation.

Note 1. (Continued)

The cumulative effect on 2005 income, net of related income tax effects, of recording the asset retirement obligation was $12.3 million, or $.03 per share. Had FIN 47 been adopted as of the beginning of the earliest year presented in the consolidated financial statements, the estimated asset retirement obligation would have been approximately $22.4 million at the end of 2004.

The tables below present the pro forma impact as if FIN 47 had been adopted prior to 2004.

	Year Ended December 31
(Millions of dollars)	2005	2004
Net income, as reported	$1,568.3	$1,800.2
Add: FIN 47 cumulative effect, net of income taxes	12.3	—
Less: FIN 47 related depreciation and accretion expense, net of income taxes	(1.2)	(1.1)

Pro forma net income	$1,579.4	$1,799.1

	Year Ended December 31
	2005	2004
Earnings per share
Basic – as reported	$3.30	$3.64

Basic – pro forma	$3.33	$3.63

Diluted – as reported	$3.28	$3.61

Diluted – pro forma	$3.31	$3.60

Goodwill and Other Intangible Assets

Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Goodwill is not amortized, but rather is tested for impairment annually and whenever events and circumstances indicate that an impairment may have occurred. Impairment testing compares the carrying amount of the goodwill with its fair value. Fair value is estimated based on discounted cash flows. When the carrying amount of goodwill exceeds its fair value, an impairment charge would be recorded. The Corporation has completed the required annual testing of goodwill for impairment and has determined that its goodwill is not impaired.

The Corporation has no intangible assets with indefinite useful lives. Intangible assets with finite lives are amortized over their estimated useful lives and are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows from the use of the asset are less than its carrying amount. Measurement of an impairment loss would be based on discounted future cash flows compared to the carrying amount of the asset.

Investments in Equity Companies

Investments in companies over which the Corporation has the ability to exercise significant influence and that, in general, are at least 20 percent owned are stated at cost plus equity in undistributed net income. These investments are evaluated for impairment in accordance with the requirements of Accounting Principles Board (“APB”) Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. An impairment loss would be recorded whenever a decline in value of an equity investment below its

Note 1. (Continued)

carrying amount is determined to be other than temporary. In judging “other than temporary,” the Corporation would consider the length of time and extent to which the fair value of the equity company investment has been less than the carrying amount, the near-term and longer-term operating and financial prospects of the equity company, and its longer-term intent of retaining the investment in the equity company.

Revenue Recognition

Sales revenue for the Corporation and its reportable business segments is recognized at the time of product shipment or delivery, depending on when title passes, to unaffiliated customers, and when all of the following have occurred: a firm sales agreement is in place, pricing is fixed or determinable, and collection is reasonably assured. Sales are reported net of returns, consumer and trade promotions, rebates and freight allowed. Taxes that are imposed by governmental authorities on the Corporation’s revenue producing activities with customers, such as sales taxes and value added taxes, are excluded from net sales.

Sales Incentives and Trade Promotion Allowances

The cost of promotion activities provided to customers is classified as a reduction in sales revenue. In addition, the estimated redemption value of consumer coupons is recorded at the time the coupons are issued and classified as a reduction in sales revenue.

Advertising Expense

Advertising costs are expensed in the year the related advertisement is first presented by the media. For interim reporting purposes, advertising expenses are charged to operations as a percentage of sales based on estimated sales and related advertising expense for the full year.

Research Expense

Research and development costs are charged to expense as incurred.

Environmental Expenditures

Environmental expenditures related to current operations that qualify as property, plant and equipment or which substantially increase the economic value or extend the useful life of an asset are capitalized, and all other such expenditures are expensed as incurred. Environmental expenditures that relate to an existing condition caused by past operations are expensed as incurred. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with completion of a feasibility study or a commitment to a formal plan of action. At environmental sites in which more than one potentially responsible party has been identified, a liability is recorded for the estimated allocable share of costs related to the Corporation’s involvement with the site as well as an estimated allocable share of costs related to the involvement of insolvent or unidentified parties. At environmental sites in which the Corporation is the only responsible party, a liability for the total estimated costs of remediation is recorded. Liabilities for future expenditures for environmental remediation obligations are not discounted and do not reflect any anticipated recoveries from insurers.

Foreign Currency Translation

The income statements of foreign operations, other than those in hyperinflationary economies, are translated into U.S. dollars at rates of exchange in effect each month. The balance sheets of these operations are translated at period-end exchange rates, and the differences from historical exchange rates are reflected in Stockholders’ Equity as unrealized translation adjustments.

Note 1. (Continued)

The income statements and balance sheets of operations in hyperinflationary economies are translated into U.S. dollars using both current and historical rates of exchange. The effect of exchange rates on monetary assets and liabilities is reflected in income. As of December 31, 2006 and 2005, the Corporation had no operations accounted for as hyperinflationary. Operations in Turkey (prior to 2005) were hyperinflationary.

Derivative Instruments and Hedging

All derivative instruments are recorded as assets or liabilities on the balance sheet at fair value. Changes in the fair value of derivatives are either recorded in the income statement or other comprehensive income, as appropriate. The gain or loss on derivatives designated as fair value hedges and the offsetting loss or gain on the hedged item attributable to the hedged risk are included in income in the period that changes in fair value occur. The effective portion of the gain or loss on derivatives designated as cash flow hedges is included in other comprehensive income in the period that changes in fair value occur and is reclassified to income in the same period that the hedged item affects income. The remaining gain or loss in excess of the cumulative change in the present value of the cash flows of the hedged item, if any, is recognized in income. The gain or loss on derivatives designated as hedges of investments in foreign subsidiaries is recognized in other comprehensive income to offset the change in value of the net investments being hedged. Any ineffective portion of net investment hedges is recognized in income. Certain foreign-currency derivative instruments with no specific hedging designations have been entered into to manage a portion of the Corporation’s foreign currency transactional exposures. The gain or loss on these derivatives is included in income in the period that changes in their fair values occur.

Defined Pension Benefits and Other Postretirement Plans

Effective December 31, 2006, the Corporation adopted Statement of Financial Accounting Standards (“SFAS”) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements Nos. 87, 88, 106 and 132R (“SFAS 158”). SFAS 158 is required to be adopted on a prospective basis and prior year financial statements and related disclosures are not permitted to be restated. SFAS 158 requires an employer that sponsors one or more postretirement defined benefit plan(s) to:

•	Recognize the funded status of postretirement defined benefit plans – measured as the difference between the fair value of plan assets and the benefit obligations – in its balance sheet.

•	Recognize changes in the funded status of postretirement defined benefit plans in other comprehensive income in the year in which the changes occur.

•

Measure postretirement defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end. The Corporation presently uses December 31 as the measurement date for all of its postretirement defined benefit plans.

In addition, effective December 31, 2006, SFAS 158 no longer requires reporting a minimum pension liability (“MPL”); i.e., the excess of the unfunded accumulated benefit obligation over previously recorded net pension liabilities. However, prior to adopting SFAS 158, the Corporation’s Consolidated Balance Sheet is required to be adjusted based on the recognition and measurement provisions of SFAS No. 87, Employer’s Accounting for Pensions (“SFAS 87”), including additional MPL adjustments under SFAS 87 (“AMPL”). SFAS 158 does not change the expense recognition provisions of SFAS 87.

Note 1. (Continued)

The incremental effects of the AMPL adjustment and of applying SFAS 158 on individual captions in the Corporation’s Consolidated Balance Sheet at December 31, 2006 are presented below:

(Millions of dollars)	Before Application of SFAS 158 And Before AMPL Adjustment	AMPL Adjustments	Before Application of SFAS 158	SFAS 158 Adjustments	After Application of SFAS 158
Other assets	$901.0	$(22.8)	$878.2	$(19.1)	$859.1
Total assets	17,108.9	(22.8)	17,086.1	(19.1)	17,067.0
Noncurrent employee benefit and other obligations	1,900.3	(376.7)	1,523.6	547.1	2,070.7
Noncurrent deferred income taxes	442.8	119.3	562.1	(171.0)	391.1
Accumulated other comprehensive income (loss)	(1,271.6)	234.6 (a)	(1,037.0)	(395.2)	(1,432.2)
Total stockholders’ equity	6,258.0	234.6	6,492.6	(395.2)	6,097.4

(a)	Includes $31.3 million of unrealized translation adjustment.

See Note 8 for additional disclosures for the Corporation’s employee postretirement benefits.

New Accounting Standards

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements by standardizing the level of confidence needed to recognize uncertain tax benefits and the process for measuring the amount of benefit to recognize. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Corporation is currently evaluating the interpretation and will adopt FIN 48 in the first quarter of 2007. The cumulative effect of adopting FIN 48 will be recorded in retained earnings. The Corporation does not expect adoption of FIN 48 to have a material effect on its financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements; however, it will apply under other accounting pronouncements that require or permit fair value measurements. SFAS 157 is effective for fiscal years beginning after December 15, 2007 and interim periods within such years. The Corporation will adopt SFAS 157 as of January 1, 2008, as required. The Corporation is currently evaluating the new standard. However, adoption of SFAS 157 is not expected to have a material effect on the Corporation’s financial statements.

Note 2. Strategic Cost Reduction Plan

In July 2005, the Corporation authorized a multi-year plan to further improve its competitive position by accelerating investments in targeted growth opportunities and strategic cost reductions aimed at streamlining manufacturing and administrative operations, primarily in North America and Europe.

The strategic cost reductions commenced in the third quarter of 2005 and are expected to be substantially completed by December 31, 2008. Based on current estimates, the strategic cost reductions are expected to result in cumulative charges of approximately $950 million to $1.0 billion before tax ($665 - $700 million after tax) over that three and one-half year period.

By the end of 2008, it is anticipated there will be a net workforce reduction of about 10 percent, or approximately 6,000 employees. Since the inception of the strategic cost reductions, a net workforce reduction of more than 3,000 has occurred. Approximately 20 manufacturing facilities, or 17 percent of the Corporation’s worldwide total, are expected to be sold or closed and an additional 4 facilities are expected to be streamlined. As of December 31, 2006, charges have been recorded related to the cost reduction initiatives for 23 facilities.

The following pretax charges totaling $484.4 million and $228.6 million were incurred in connection with the strategic cost reductions ($345.0 million and $167.6 million after tax) during 2006 and 2005, respectively.

	Year Ended December 31
(Millions of dollars)	2006	2005
Noncash charges	$264.8	$179.7
Charges for workforce reductions	161.9	35.6
Other cash charges	44.6	11.0
Charges for special pension and other benefits	13.1	2.3

Total pretax charges	$484.4	$228.6

The following table summarizes the noncash charges totaling $264.8 million and $179.7 million.

(Millions of dollars)	2006	2005
Incremental depreciation and amortization	$207.7	$80.1
Asset impairments	3.4	67.2
Asset write-offs	51.8	32.4
Net loss on asset dispositions	1.9	—

Total noncash charges	$264.8	$179.7

The following summarizes the cash charges recorded and reconciles such charges to accrued expenses at December 31.

(Millions of dollars)	2006	2005
Accrued expenses – beginning of the year	$28.2	$—
Charges for workforce reductions	161.9	35.6
Other cash charges	44.6	11.0
Cash payments	(128.4)	(17.7)
Currency	4.9	(.7)

Accrued expenses – end of the year	$111.2	$28.2

Note 2. (Continued)

Termination benefits related to workforce reductions were accrued in accordance with the requirements of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS 146”), SFAS No. 112, Employers’ Accounting for Postemployment Benefits, and SFAS No. 88, Employers’ Accounting for Settlements & Curtailments of Defined Benefit Pension Plans and for Termination Benefits, as appropriate. Retention bonuses related to workforce reductions were accrued in accordance with SFAS 146. The majority of the termination benefits and retention bonuses will be paid within 12 months of accrual. The termination benefits were provided under: a special-benefit arrangement for affected employees in the U.S.; standard benefit practices in the U.K.; applicable union agreements; or local statutory requirements, as appropriate. Incremental depreciation and amortization expenses were based on changes in useful lives and estimated residual values of assets that are continuing to be used, but will be removed from service before the end of their originally assumed service period. Asset impairment charges have been recorded in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to reduce the carrying amount of long-lived assets that will be sold or disposed of to their estimated fair values. The fair values of impaired assets were estimated by independent appraisers. Charges for asset write-offs reduce the carrying amount of long-lived assets to their estimated salvage value in connection with the decision to dispose of such assets.

Costs of the initiatives have not been recorded at the business segment level, as the strategic cost reductions are corporate decisions. These charges are included in the following income statement captions:

	Year Ended December 31
(Millions of dollars)	2006	2005
Cost of products sold	$342.4	$201.6
Marketing, research and general expenses	134.0	27.0
Other (income) and expense, net	8.0	—

Pretax charges	484.4	228.6
Provision for income taxes	(137.8)	(61.0)
Minority owners’ share of subsidiaries’ net income	(1.6)	—

Total charges	$345.0	$167.6

See Note 17 for additional information on the strategic cost reductions by business segment.

Actual pretax charges for the strategic cost reductions relate to activities in the following geographic areas for the years ended December 31:

	2006
(Millions of dollars)	North America	Europe	Other	Total
Incremental depreciation and amortization	$124.0	$59.6	$24.1	$207.7
Asset impairments	—	3.4	—	3.4
Asset write-offs	28.9	21.4	1.5	51.8
Charges for workforce reductions and special pension and other benefits	57.1	107.2	10.7	175.0
Loss on asset disposal and other charges	30.3	14.8	1.4	46.5

Total charges	$240.3	$206.4	$37.7	$484.4

Note 2. (Continued)

	2005
(Millions of dollars)	North America	Europe	Other	Total
Incremental depreciation and amortization	$52.0	$21.1	$7.0	$80.1
Asset impairments	—	67.2	—	67.2
Asset write-offs	4.7	17.5	10.2	32.4
Charges for workforce reductions and special pension benefits	18.0	6.8	13.1	37.9
Loss on asset disposal and other charges	10.2	.8	—	11.0

Total charges	$84.9	$113.4	$30.3	$228.6

Note 3. Discontinued Operations

In connection with the Spin-off discussed in Note 1, the Corporation received a $213.4 million cash payment from Neenah Paper. The 2004 Consolidated Income Statement, Cash Flow Statement and related disclosures present the results of Neenah Paper’s fine paper and technical paper businesses as discontinued operations. Prior to the Spin-off, the Corporation internally consumed approximately 90 percent of the pulp produced by Neenah Paper’s pulp business. In connection with the Spin-off, the Corporation entered into a long-term pulp supply agreement with Neenah Paper (as discussed in Note 12), whereby the Corporation will continue to consume a substantial portion of the pulp produced by Neenah Paper. Because the Corporation incurs pulp costs in its continuing operations, the results of Neenah Paper’s pulp business were not included in discontinued operations.

Summarized financial information for discontinued operations is presented below:

(Millions of dollars)	2004(a)
Net sales	$317.7

Income before income taxes	59.2

Provision for income taxes	(29.4)

Income from discontinued operations	29.8

(a)	Includes operations through November 30, 2004; also included are transaction costs related to the Spin-off.

A summary of the assets, liabilities and accumulated other comprehensive income of Neenah Paper that were spun off is presented below:

(Millions of dollars)	November 30, 2004
Assets
Current assets	$191.3
Property, plant and equipment, net	375.4
Timberlands	5.3
Other assets	45.7

617.7

Liabilities and Accumulated Other Comprehensive Income
Current liabilities	67.3
Long-term debt	225.0
Noncurrent employee benefits and other obligations	57.2
Deferred income taxes and other liabilities	41.3
Accumulated other comprehensive income	24.4

415.2

Total Distribution Charged to Retained Earnings	$202.5

Note 4. Acquisitions and Intangible Assets

Acquisitions

During the fourth quarter of 2006, the Corporation acquired the remaining 30 percent interest in its Brazilian subsidiary, Kimberly-Clark Kenko Industria e Comercio Ltda. (“Kenko”) for $99.6 million. This acquisition is consistent with the Corporation’s strategy of investing for growth in the rapidly growing BRICIT countries (Brazil, Russia, India, China, Indonesia and Turkey), and is expected to better position the Corporation to leverage its scale and capabilities in customer development and product supply to drive growth and profitability across all of Kenko’s personal care businesses in Brazil. As of December 31, 2006, the preliminary allocation of the purchase price resulted in $78.1 million being recorded as goodwill. The Corporation has engaged third-party appraisal firms to assist it in determining the fair values of assets and liabilities acquired for purposes of allocating the purchase price. The Corporation expects to complete the allocation of purchase price in 2007.

During the fourth quarter of 2005, the Corporation acquired Microcuff GmbH, a privately held medical device and technology company in Germany, for approximately $16 million. This acquisition will further enhance the Corporation’s Health Care business’ position as a leading global provider of innovative and technologically advanced medical devices.

Goodwill

The changes in the carrying amount of goodwill by business segment are as follows:

(Millions of dollars)	Personal Care	Consumer Tissue	K-C Professional & Other	Health Care	Total
Balance at January 1, 2005	$543.1	$610.5	$306.2	$1,243.1	$2,702.9
Acquisition	—	—	—	3.9	3.9
Currency and other	(13.3)	(5.0)	(2.4)	(.5)	(21.2)

Balance at December 31, 2005	529.8	605.5	303.8	1,246.5	2,685.6
Acquisition	78.1	—	—	—	78.1
Currency and other	43.7	45.4	5.0	2.7	96.8

Balance at December 31, 2006	$651.6	$650.9	$308.8	$1,249.2	$2,860.5

Note 4. (Continued)

Other Intangible Assets

Intangible assets subject to amortization are included in Other Assets and consist of the following at December 31:

	2006		2005
(Millions of dollars)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Trademarks	$211.7	$113.0	$204.1	$77.1
Patents	52.0	32.9	50.5	28.0
Other	24.9	9.9	22.2	8.2

Total	$288.6	$155.8	$276.8	$113.3

Amortization expense for intangible assets was approximately $39 million in 2006; $26 million in 2005 and $14 million in 2004. Amortization expense is estimated to be approximately $12 million in 2007, $10 million in 2008, $8 million in 2009, and $7 million in both 2010 and 2011.

Note 5. Debt

Long-term debt is comprised of the following:

(Millions of dollars)	Weighted- Average Interest Rate	Maturities	December 31
			2006	2005
Notes and debentures	5.79%	2007 – 2038	$2,145.1	$2,149.5
Dealer remarketable securities	5.26%	2007 – 2016	200.0	—
Industrial development revenue bonds	3.74%	2007 – 2037	297.6	299.8
Bank loans and other financings in various currencies	7.69%	2007 – 2031	170.5	212.6

Total long-term debt			2,813.2	2,661.9
Less current portion			537.2	67.2

Long-term portion			$2,276.0	$2,594.7

Fair value of total long-term debt, based on quoted market prices for the same or similar debt issues, was approximately $2.8 billion at December 31, 2006 and 2005. Scheduled maturities of long-term debt for the next five years are $537.2 million in 2007, $26.9 million in 2008, $56.2 million in 2009, $33.3 million in 2010, and $5.4 million in 2011.

During the fourth quarter of 2006, the Corporation issued $200 million of 5.263% dealer remarketable securities that have a final maturity in 2016. These securities are classified as current portion of long-term debt as the result of the remarketing provisions of these debt instruments, which require that each year the securities either be remarketed by the dealer or repaid by the Corporation. Proceeds from the sale of the notes were used for general corporate purposes and for the reduction of existing indebtedness, including portions of the Corporation’s outstanding commercial paper program.

At December 31, 2006, the Corporation had fixed-to-floating interest rate swap agreements related to a $500 million 5% Note that matures on August 15, 2013.

At December 31, 2006, the Corporation had $1.5 billion of revolving credit facilities. These facilities, unused at December 31, 2006, permit borrowing at competitive interest rates and are available for general corporate purposes, including backup for commercial paper borrowings. The Corporation pays commitment fees on the unused portion but may cancel the facilities without penalty at any time prior to their expiration. These facilities expire in June 2010.

During the third quarter of 2005, the Corporation issued $300 million of 4.875% Notes due August 15, 2015. Proceeds from the sale of the notes were used for general corporate purposes and for the reduction of existing indebtedness, including portions of the Corporation’s outstanding commercial paper program.

Debt payable within one year is as follows:

	December 31
(Millions of dollars)	2006	2005
Commercial paper	$618.4	$726.5
Current portion of long-term debt	537.2	67.2
Other short-term debt	170.8	428.8

Total	$1,326.4	$1,222.5

Note 5. (Continued)

At December 31, 2006 and 2005, the weighted-average interest rate for commercial paper was 5.3 percent and 4.2 percent, respectively.

During the fourth quarter of 2005, a three-year bank credit facility was established for the purpose of funding American Jobs Creation Act dividends. Borrowings under the facility aggregating $308 million were classified as short-term debt at December 31, 2005. The Corporation, as intended, repaid this obligation during 2006.

Note 6. Preferred Securities of Subsidiary

In February 2001, the Corporation formed a Luxembourg-based financing subsidiary. The subsidiary issued 1 million shares of voting-preferred securities (the “Securities”) with an aggregate par value of $520 million to a nonaffiliated beneficial interest holder for cash proceeds of $516.5 million. The Securities are entitled to a 98 percent vote and pay no dividend but accrue a fixed annual rate of return of 4.56 percent. Prior to September 2003, the Securities accrued a variable rate of return. The Securities are in substance perpetual and are callable by the subsidiary, in November 2008 and each 20-year anniversary thereafter, at par value plus any accrued but unpaid return on the Securities. The subsidiary also issued voting-preferred and common securities to the Corporation for total cash proceeds of $500 million. These securities are entitled to a combined two percent vote, and the common securities are entitled to all of the residual equity after satisfaction of the preferred interests. Approximately 97 percent of the above cash proceeds were loaned to the Corporation. These long-term loans bear fixed annual interest rates. The remaining funds are invested in other financial assets. Prior to September 2003, the loans accrued interest at a variable rate. The Corporation is the primary beneficiary of the subsidiary and, accordingly, consolidates the subsidiary in the accompanying financial statements. The preferred and common securities of the subsidiary held by the Corporation and the intercompany loans have been eliminated in the consolidated financial statements. The return on the Securities is included in minority owners’ share of subsidiaries’ net income in the Corporation’s Consolidated Income Statement. The Securities are shown as preferred securities of subsidiary on the Consolidated Balance Sheet.

In June 2004, the nonaffiliated beneficial interest holder invested an additional $125 million, thereby increasing the aggregate par value of the Securities that it held. In conjunction with this transaction, the fixed annual rate of return on the Securities was increased from 4.47 to 4.56 percent. The subsidiary loaned these funds to the Corporation, which used them to reduce its outstanding commercial paper.

The nonaffiliated beneficial interest holder does not have recourse to the general credit of the Corporation.

Note 7. Stock-Based Compensation

The Corporation has a stock-based Equity Participation Plan and an Outside Directors’ Compensation Plan (the “Plans”), under which it can grant stock options, restricted shares and restricted share units to employees and outside directors. As of December 31, 2006, the number of shares of common stock available for grants under the Plans aggregated 25.0 million shares.

Stock options are granted at an exercise price equal to the market value of the underlying common stock on the date of grant, and they have a term of 10 years. Stock options granted to employees in the United States are subject to graded vesting whereby options vest 30 percent at the end of each of the first two 12-month periods following the grant and 40 percent at the end of the third 12-month period. Options granted to certain non-U.S. employees cliff vest at the end of three or four years.

Restricted shares, time-based restricted share units and performance-based restricted share units granted to employees are valued at the closing market price of the Corporation’s common stock on the grant date and generally vest over three to five years. The number of performance-based share units that ultimately vest ranges from zero to 150 percent of the number granted, based on performance measures tied to return on invested capital (“ROIC”) during the three-year performance period. ROIC targets are set at the beginning of the performance period. Restricted share units granted to outside directors are valued at the closing market price of the Corporation’s common stock on the grant date and vest when they are granted. The restricted period begins on the date of grant and expires on the date the outside director retires from or otherwise terminates service on the Corporation’s Board.

At the time stock options are exercised or restricted shares and restricted share units become payable, common stock is issued from the Corporation’s accumulated treasury shares. Cash dividends are paid on restricted shares, and cash dividends or dividend equivalents are paid or credited on restricted share units, on the same date and at the same rate as dividends are paid on the Corporation’s common stock. These cash dividends and dividend equivalents, net of estimated forfeitures, are charged to retained earnings. Previously paid cash dividends on subsequently forfeited restricted share units are charged to compensation expense.

Prior to January 1, 2006, the Corporation accounted for these plans under the recognition and measurement provisions of APB No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related interpretations, as permitted by SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). No compensation cost for stock options was recognized in the Consolidated Income Statement for periods prior to January 1, 2006, as all stock options granted had an exercise price equal to the market value of the underlying common stock on the date of grant.

Effective January 1, 2006, the Corporation adopted the fair value recognition provisions of SFAS No. 123R, Share-Based Payment (“SFAS 123R”), using the modified-prospective-transition method. Under that transition method, compensation cost is recognized in the periods after adoption for (i) all stock option awards granted or modified after December 31, 2005 based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R and (ii) all stock options granted prior to but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123. Results for prior periods were not restated. Also in connection with the adoption of SFAS 123R, approximately $37 million was reclassified from accrued liabilities to additional paid-in capital, as accrued compensation for unvested restricted share units does not meet the definition of a liability under SFAS 123R.

Stock-based compensation cost of $67.4 million and related deferred income tax asset of approximately $23.5 million were recognized for 2006. The compensation cost is net of a cumulative pretax adjustment of $3.9 million resulting from a change in estimating the forfeiture rate for unvested restricted share and restricted share unit awards as of January 1, 2006, as required by SFAS 123R.

Note 7. (Continued)

As a result of adopting SFAS 123R, the Corporation’s income before income taxes for 2006 was $30.8 million lower than had it continued to account for stock-based compensation under APB 25. Also, the Corporation’s net income for 2006 was $20.5 million lower than had it continued to account for stock-based compensation under APB 25. Both basic and diluted earnings per share for 2006 are lower than if the Corporation had continued to account for stock-based compensation under APB 25 by $.04.

The Corporation recognized stock-based compensation costs, for restricted shares and restricted share units only, of $32.4 million and $19.4 million for 2005 and 2004, respectively.

The fair value of stock option awards granted on or after January 1, 2006 was determined using a Black-Scholes-Merton option-pricing model utilizing a range of assumptions related to dividend yield, volatility, risk-free interest rate, and employee exercise behavior. Dividend yield is based on historical experience and expected future dividend actions. Expected volatility is based on a blend of historical volatility and implied volatility from traded options on the Corporation’s common stock. Prior to January 1, 2006, volatility was based on historical experience only. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. The Corporation estimates forfeitures based on historical data.

The weighted-average fair value of the options granted in 2006 was estimated as $10.10 per option on the date of grant based on the following assumptions:

2006
Dividend yield	3.50%
Volatility	17.84%
Risk-free interest rate	5.04%
Expected life – years	6.0

Pursuant to the requirements of SFAS 123, the weighted-average fair value of the stock options granted during 2005 and 2004 were estimated as $11.94 and $15.49, respectively, on the date of grant. The fair values were determined using a Black-Scholes-Merton option-pricing model using the following assumptions:

	2005	2004
Dividend yield	2.92%	2.49%
Volatility	21.80%	26.45%
Risk-free interest rate	3.97%	3.83%
Expected life – years	5.9	5.9

As of December 31, 2006, the total remaining unrecognized compensation costs and amortization period are as follows:

	Millions	Weighted-Average Service Years
Nonvested stock options	$34.9	1.0
Restricted shares and time-based restricted share units	$29.4	1.4
Nonvested performance-based restricted share units	$15.5	.9

Note 7. (Continued)

On November 10, 2005, the FASB issued FASB Staff Position No. 123(R)-3, Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards. The Corporation has elected to adopt the shortcut method provided in the FASB Staff Position for determining the initial pool of excess tax benefits available to absorb tax deficiencies related to stock-based compensation subsequent to the adoption of SFAS 123R. The shortcut method includes simplified procedures to establish the beginning balance of the pool of excess tax benefits (the “APIC Tax Pool”) and to determine the subsequent effect on the APIC Tax Pool and Consolidated Cash Flow Statements of the tax effects of employee stock-based compensation awards.

Prior to the adoption of SFAS 123R, all tax benefits from deductions resulting from the exercise of stock options and the vesting of restricted shares and restricted share units were presented as operating cash flows in the Consolidated Cash Flow Statement. SFAS 123R requires the cash flow tax benefits resulting from tax deductions in excess of the compensation cost recognized (excess tax benefits) to be classified as financing cash flows. Excess tax benefits aggregating $25.8 million were classified as Other cash inflows under Financing Activities for the year ended December 31, 2006. As required by SFAS 123R, the prior period Consolidated Cash Flow Statements were not restated.

In prior periods, the Corporation had calculated pro forma employee compensation cost for stock options on an accelerated method as required by SFAS 123. The Corporation elected, for all stock option awards granted on or after January 1, 2006, to recognize compensation cost on a straight-line basis over the requisite service period for the entire award as permitted by SFAS 123R.

The following presents information about net income and earnings per share (“EPS”) as if the Corporation had applied the fair value expense recognition requirements of SFAS 123 to all stock options granted under the Equity Participation Plan.

		Year Ended December 31
(Millions of dollars)		2005	2004
Net income, as reported		$1,568.3	$1,800.2
Add:	Stock-based compensation expense included in reported net income, net of income taxes	20.7	12.3
Less:	Stock-based compensation expense determined under the fair value requirements of SFAS 123, net of income taxes	(57.1)	(50.9)

Pro forma net income		$1,531.9	$1,761.6

	Year Ended December 31
	2005	2004
Earnings per share
Basic – as reported	$3.30	$3.64

Basic – pro forma	$3.23	$3.56

Diluted – as reported	$3.28	$3.61

Diluted – pro forma	$3.21	$3.53

Note 8. Employee Postretirement Benefits

Pension Plans

Substantially all regular employees in North America and the United Kingdom are covered by defined benefit pension plans (the “Principal Plans”) and/or defined contribution retirement plans. Certain other subsidiaries have defined benefit pension plans or, in certain countries, termination pay plans covering substantially all regular employees. The funding policy for the qualified defined benefit plans in North America and the defined benefit plans in the United Kingdom is to contribute assets to the higher of the accumulated benefit obligation (“ABO”) or regulatory minimum requirements. Subject to regulatory requirements and tax deductibility limits, any funding shortfall will be eliminated over a reasonable number of years. Nonqualified U.S. plans providing pension benefits in excess of limitations imposed by the U.S. income tax code are not funded. Funding for the remaining defined benefit plans outside the U.S. is based on legal requirements, tax considerations, investment opportunities, and customary business practices in such countries.

In accordance with SFAS 87, the Corporation had recorded a minimum pension liability in 2005 for underfunded plans representing the excess of the ABO over previously recorded net pension liabilities. The minimum pension liability is included in noncurrent employee benefit and other obligations on the December 31, 2005 Consolidated Balance Sheet. An offsetting charge was included as an intangible asset to the extent of unrecognized prior service cost, and the balance is included in accumulated other comprehensive income (loss).

See Note 1 regarding information for 2006. Information about the 2005 minimum pension liability follows:

(Millions of dollars)	December 31, 2005
Minimum pension liability	$1,436.5
Less intangible asset	(50.0)

Accumulated other comprehensive loss	1,386.5
Less related income tax effects	(498.3)

Accumulated other comprehensive loss, net of income taxes	$888.2

Other Postretirement Benefit Plans

Substantially all North American retirees and employees are covered by unfunded health care and life insurance benefit plans. Certain benefits are based on years of service and/or age at retirement. The plans are principally noncontributory for employees who were eligible to retire before 1993 and contributory for most employees who retire after 1992, except that the Corporation provides no subsidized benefits to most employees hired after 2003.

Prior to 2004, certain U.S. plans limited the Corporation’s cost of future annual per capita retiree medical benefits to no more than 200 percent of the 1992 annual per capita cost. These plans reached this limitation (the “Cap”) and were amended during 2003. Among other things, the amendments index the Cap by 3 percent annually beginning in 2005 for certain employees retiring on or before April 1, 2004 and limit the Corporation’s future cost for retiree health care benefits to a defined fixed per capita cost for certain employees retiring after April 1, 2004. The annual increase in the consolidated weighted-average health care cost trend rate is expected to be 9.34 percent in 2007, 8.36 percent in 2008 and to gradually decline to 5.17 percent in 2019 and thereafter.

Note 8. (Continued)

Effective December 31, 2006, SFAS 158 no longer requires reporting a minimum pension liability. Instead, SFAS 158 requires recognition of the funded status of postretirement defined benefit plans – measured as the difference between the fair value of plan assets and the benefit obligations – in the balance sheet.

Summarized financial information about postretirement plans, excluding defined contribution retirement plans, is presented below.

	Pension Benefits		Other Benefits
	Year Ended December 31
(Millions of dollars)	2006	2005	2006	2005
Change in Benefit Obligation
Benefit obligation at beginning of year	$5,509.2	$5,270.6	$861.7	$845.8
Service cost	86.9	81.4	16.3	17.4
Interest cost	298.3	294.6	48.1	47.1
Actuarial (gain) loss	(66.7)	308.3	6.0	(1.7)
Currency and other	197.5	(137.0)	10.3	28.1
Benefit payments from plans	(324.1)	(296.8)	(47.4)	(75.0)
Direct benefit payments	(12.8)	(11.9)	(28.3)	—

Benefit obligation at end of year	5,688.3	5,509.2	866.7	861.7

Change in Plan Assets
Fair value of plan assets at beginning of year	4,126.2	4,044.2	—	—
Actual gain on plan assets	544.9	359.5	—	—
Employer contributions	132.1	116.5	40.9	66.5
Currency and other	126.2	(97.2)	6.5	8.5
Benefit payments	(324.1)	(296.8)	(47.4)	(75.0)

Fair value of plan assets at end of year	4,605.3	4,126.2	—	—

Funded Status
Benefit obligation in excess of plan assets	(1,083.0)	(1,383.0)	(866.7)	(861.7)
Unrecognized net actuarial loss and transition amount	n/a	1,778.1	n/a	159.0
Unrecognized prior service cost	n/a	47.2	n/a	30.1

Net amount recognized	$(1,083.0)	$442.3	$(866.7)	$(672.6)

Amounts Recognized in the Balance Sheet
Noncurrent asset – Prepaid benefit cost	$7.6	$24.2	$—	$—
Current liability – Accrued benefit cost	(8.5)	n/a	(69.7)	n/a
Noncurrent liability – Accrued benefit cost	(1,082.1)	n/a	(797.0)	n/a
Accrued benefit cost	n/a	(1,018.4)	n/a	(672.6)
Intangible asset	n/a	50.0	n/a	—
Accumulated other comprehensive loss	n/a	1,386.5	n/a	—

Net amount recognized	$(1,083.0)	$442.3	$(866.7)	$(672.6)

n/a – not applicable

Note 8. (Continued)

The Corporation uses December 31 as the measurement date for all of its postretirement plans.

Information for the Principal Plans and All Other Pension Plans

	Principal Plans		All Other Pension Plans		Total
	Year Ended December 31
(Millions of dollars)	2006	2005	2006	2005	2006	2005
Projected benefit obligation (“PBO”)	$5,252.5	$5,113.8	$435.8	$395.4	$5,688.3	$5,509.2
ABO	4,914.8	4,770.6	384.3	349.0	5,299.1	5,119.6
Fair value of plan assets	4,285.2	3,853.5	320.1	272.7	4,605.3	4,126.2

Information for Pension Plans With an ABO in Excess of Plan Assets

	December 31
(Millions of dollars)	2006	2005
PBO	$5,453.9	$5,360.2
ABO	5,101.9	4,980.5
Fair value of plan assets	4,389.9	3,977.8

Components of Net Periodic Benefit Cost

	Pension Benefits			Other Benefits
	Year Ended December 31
(Millions of dollars)	2006	2005	2004	2006	2005	2004
Service cost	$86.9	$81.4	$87.4	$16.3	$17.4	$17.8
Interest cost	298.3	294.6	296.2	48.1	47.1	48.2
Expected return on plan assets(a)	(337.2)	(322.6)	(324.0)	—	—	—
Amortization of prior service cost (benefit) and transition amount	7.7	6.3	7.3	2.1	(.2)	(.7)
Recognized net actuarial loss	100.5	92.7	83.3	3.8	3.9	4.0
Other	10.7	4.4	4.6	2.7	—	(1.5)

Net periodic benefit cost	$166.9	$156.8	$154.8	$73.0	$68.2	$67.8

(a)	The expected return on plan assets is determined by multiplying the fair value of plan assets at the prior year-end (adjusted for estimated current year cash benefit payments and contributions) by the expected long-term rate of return.

Weighted-Average Assumptions used to determine Net Cost for years ended December 31

	Pension Benefits			Other Benefits
	2006	2005	2004	2006	2005	2004
Discount rate	5.47%	5.68%	5.92%	5.68%	5.85%	6.01%
Expected long-term return on plan assets	8.28%	8.29%	8.32%	—	—	—
Rate of compensation increase	3.68%	3.67%	3.51%	—	—	—

Weighted-Average Assumptions used to determine Benefit Obligations at December 31

	Pension Benefits		Other Benefits
	2006	2005	2006	2005
Discount rate	5.64%	5.47%	5.84%	5.68%
Rate of compensation increase	3.90%	3.68%	—	—

Note 8. (Continued)

Expected Long-Term Rate of Return and Investment Strategies for the Principal Plans

The expected long-term rate of return on pension fund assets was determined based on several factors, including input from pension investment consultants and projected long-term returns of broad equity and bond indices. The Corporation also considered the U.S. plan’s historical 15-year and 20-year compounded annual returns of 9.9 percent and 10.9 percent, respectively, which have been in excess of these broad equity and bond benchmark indices. The Corporation anticipates that on average the investment managers for each of the plans comprising the Principal Plans will generate annual long-term rates of return of at least 8.5 percent. The Corporation’s expected long-term rate of return on the assets in the Principal Plans is based on an asset allocation assumption of about 70 percent with equity managers, with expected long-term rates of return of approximately 10 percent, and about 30 percent with fixed income managers, with an expected long-term rate of return of about 6 percent. The Corporation regularly reviews its actual asset allocation and periodically rebalances its investments to the targeted allocation when considered appropriate. Also, when deemed appropriate, the Corporation executes hedging strategies using index options and futures to limit the downside exposure of certain investments by trading off upside potential above an acceptable level. The Corporation last executed this hedging strategy for 2003. No hedging instruments are currently in place. The Corporation will continue to evaluate its long-term rate of return assumptions at least annually and will adjust them as necessary.

Plan Assets

The Corporation’s pension plan asset allocations for its Principal Plans are as follows:

	Target Allocation 2007	Percentage of Plan Assets at December 31
Asset Category		2006	2005
Equity securities	73%	74%	73%
Debt securities	27	26	27

Total	100%	100%	100%

The plan assets did not include a significant amount of the Corporation’s common stock.

Cash Flows

While the Corporation is not required to make a contribution in 2007 to the U.S. plan, the benefit of a contribution will be evaluated. The Corporation currently anticipates contributing about $94 million to its pension plans outside the U.S. in 2007.

Note 8. (Continued)

Estimated Future Benefit Payments

The following gross benefit payments and related Medicare Part D reimbursements are expected over the next ten years:

(Millions of dollars)	Pension Benefits	Other Benefits	Medicare Part D Reimbursements
2007	$331	$86	$(5)
2008	332	86	(6)
2009	336	87	(6)
2010	343	88	(7)
2011	354	91	(7)
Years 2012 – 2016	2,025	484	(42)

Health Care Cost Trends

Assumed health care cost trend rates affect the amounts reported for postretirement health care benefit plans. A one-percentage-point change in assumed health care trend rates would have the following effects on 2006 data:

	One-Percentage-Point
(Millions of dollars)	Increase	Decrease
Effect on total of service and interest cost components	$2.4	$2.4
Effect on postretirement benefit obligation	30.9	31.3

Defined Contribution Retirement Plans

Contributions to defined contribution retirement plans are primarily based on the age and compensation of covered employees. The Corporation’s contributions, all of which were charged to expense, were $55.0 million, $52.7 million and $47.6 million in 2006, 2005 and 2004, respectively.

Investment Plans

Voluntary contribution investment plans are provided to substantially all North American and most European employees. Under the plans, the Corporation matches a portion of employee contributions. Costs charged to expense under the plans were $30.1 million, $31.0 million and $30.8 million in 2006, 2005 and 2004, respectively.

Note 9. Stockholders’ Equity

On September 14, 2006, the Board of Directors authorized the retirement of 90 million shares of treasury stock, which become authorized but unissued shares.

At December 31, 2006, unremitted net income of equity companies included in consolidated retained earnings was about $808 million.

Accumulated Other Comprehensive Income (Loss)

The changes in the components of accumulated other comprehensive income (loss) are as follows:

	Year Ended December 31
	2006			2005			2004
(Millions of dollars)	Pretax Amount	Tax Effect	Net Amount	Pretax Amount	Tax Effect	Net Amount	Pretax Amount	Tax Effect	Spin Off	Net Amount
Unrealized translation	$439.7	$—	$439.7	$(412.6)	$—	$(412.6)	$415.8	$—	$(60.1)	$355.7
Minimum pension liability	331.3	(128.0)	203.3	(97.7)	39.1	(58.6)	(75.6)	27.8	36.3	(11.5)
Deferred (losses) gains on cash flow hedges	(16.4)	5.7	(10.7)	40.7	(13.0)	27.7	(5.8)	1.8	(.6)	(4.6)
Unrealized holding gains (losses) on securities	.1	—	.1	.1	—	.1	(.2)	—	—	(.2)

Other comprehensive income (loss)	$754.7	$(122.3)	$632.4	$(469.5)	$26.1	$(443.4)	$334.2	$29.6	$(24.4)	$339.4

Adoption of SFAS 158:

Reversal of minimum pension liability	1,055.2	(370.3)	684.9	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Unrecognized net actuarial loss and transition amount:
Pension benefits	(1,446.5)	508.4	(938.1)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Other postretirement benefits	(148.8)	56.0	(92.8)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Unrecognized prior service cost:
Pension benefits	(52.7)	19.1	(33.6)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Other postretirement benefits	(25.2)	9.6	(15.6)	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Subtotal adoption of SFAS 158	(618.0)	222.8	(395.2)

Accumulated other comprehensive income (loss)	$136.7	$100.5	$237.2	$(469.5)	$26.1	$(443.4)	$334.2	$29.6	$(24.4)	$339.4

Accumulated balances of other comprehensive income (loss), net of applicable income taxes are as follows:

	December 31
(Millions of dollars)	2006	2005
Unrealized translation	$(358.2)	$(797.9)
Minimum pension liability	n/a	(888.2)
Unrecognized net actuarial loss and transition amount	(1,030.9)	n/a
Unrecognized prior service cost	(49.2)	n/a
Deferred gains on cash flow hedges	6.1	16.8
Unrealized holding losses on securities	—	(.1)

Accumulated other comprehensive income (loss)	$(1,432.2)	$(1,669.4)

n/a – not applicable

Note 9. (Continued)

Net unrealized currency gains or losses resulting from the translation of assets and liabilities of foreign subsidiaries, except those in highly inflationary economies, are accumulated in this section of stockholders’ equity. For these operations, changes in exchange rates generally do not affect cash flows; therefore, unrealized translation adjustments are recorded in stockholders’ equity rather than net income. Upon sale or substantially complete liquidation of any of these subsidiaries, the applicable unrealized translation adjustment would be removed from stockholders’ equity and reported as part of the gain or loss on the sale or liquidation. The decrease in unrealized translation is primarily due to the weakening of the U.S. dollar versus the euro, Australian dollar, South Korean won, British pound and Brazilian real.

Also included in unrealized translation amounts are the effects of foreign exchange rate changes on intercompany balances of a long-term investment nature and transactions designated as hedges of net foreign investments.

Approximately $75 million and $11 million of unrecognized net actuarial loss and unrecognized prior service cost, respectively, is expected to be recognized as a component of net periodic benefit cost in 2007.

Stock-Based Compensation

A summary of stock-based compensation under the Plans as of December 31, 2006 and the activity during the year then ended is presented below.

Stock Options	Shares (000’s)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value ($000)
Outstanding at January 1, 2006	32,622	$56.99
Granted	4,779	58.75
Exercised	(6,608)	50.08
Forfeited or expired	(843)	63.52

Outstanding at December 31, 2006	29,950	58.58	5.5	$280,510

Exercisable at December 31, 2006	21,125	57.87	4.2	$212,965

During 2006, cash received from the exercise of stock options aggregated $331 million. The total intrinsic value of stock options exercised during 2006 was $85.9 million; the Corporation received a related income tax benefit of about $21.6 million.

	Restricted Shares		Time-Based Restricted Share Units		Performance-Based Restricted Share Units
Other Stock-Based Awards	Shares (000’s)	Weighted- Average Grant-Date Fair Value	Shares (000’s)	Weighted- Average Grant-Date Fair Value	Shares (000’s)	Weighted- Average Grant-Date Fair Value
Nonvested at Jan. 1, 2006	624	$51.82	873	$58.95	467	$62.82
Granted	—	—	301	59.20	253	58.74
Vested	(124)	55.56	(86)	59.57	(34)	63.10
Forfeited	(35)	48.10	(44)	59.05	(26)	62.45

Nonvested at Dec. 31, 2006	465	51.14	1,044	58.97	660	61.26

The total fair value of shares and share units that became vested during 2006 was $15.5 million.

Note 10. Risk Management

As a multinational enterprise, the Corporation is exposed to risks such as changes in foreign currency exchange rates, interest rates and commodity prices. The Corporation employs a variety of practices to manage these risks, including operating and financing activities and, where deemed appropriate, the use of derivative instruments. The Corporation’s policies restrict the use of derivatives for risk management purposes only and prohibit their use for speculation or trading, and prohibit the use of any leveraged derivative instrument. Foreign currency derivative instruments are either exchange traded or are entered into with major financial institutions. The Corporation’s credit exposure under these arrangements is limited to those agreements with a positive fair value at the reporting date. Credit risk with respect to the counterparties is considered minimal in view of the financial strength of the counterparties.

Foreign Currency Exchange Risk

Foreign currency exchange risk is managed by the systematic use of foreign currency forward, option and swap contracts. The use of these instruments allows management of transactional exposure to exchange rate fluctuations because the gains or losses incurred on the derivative instruments will offset, in whole or in part, losses or gains on the underlying foreign currency exposure. Management does not foresee or expect any significant change in such exposures in the near future or in the strategies it employs to manage them. In addition, many of the Corporation’s non-U.S. operations buy the majority of their inputs and sell the majority of their outputs in their local currency, thereby minimizing the effect of currency rate changes on their local operating profit margins.

Foreign Currency Translation Risk

Translation adjustments result from translating foreign entities’ financial statements to U.S. dollars from their functional currencies. Translation exposure, which results from changes in translation rates between functional currencies and the U.S. dollar, generally is not hedged. In 2005, in connection with its plan to repatriate unremitted foreign earnings under the American Jobs Creation Act, the Corporation hedged a portion of its investments in certain subsidiaries. There are no net investment hedges in place at December 31, 2006. The risk to any particular entity’s net assets is minimized to the extent that the entity is financed with local currency borrowing.

Interest Rate Risk

Interest rate risk is managed using a portfolio of variable- and fixed-rate debt composed of short- and long-term instruments and interest rate swaps. The objective is to maintain a cost-effective mix that management deems appropriate. Management does not foresee or expect any significant changes in its exposure to interest rate fluctuations in the near future or in the strategies it employs to manage them.

Commodity Price Risk

The Corporation is subject to commodity price risk, the most significant of which relates to the price of pulp, polypropylene, petroleum and natural gas.

Selling prices of tissue products are influenced, in part, by the market price for pulp, which is determined by industry supply and demand. On a worldwide basis, the Corporation sources approximately 10 percent of its virgin fiber needs from internal pulp manufacturing operations. Increases in pulp prices could adversely affect earnings if selling prices are not adjusted or if such adjustments significantly trail the increases in pulp prices. Derivative instruments have not been used to manage the pulp price risk.

Note 10. (Continued)

Polypropylene is subject to price fluctuations based on changes in petroleum prices, availability and other factors. A number of the Corporation’s products, such as diapers, training and youth pants, and incontinence care products contain certain polypropylene materials. The Corporation purchases these materials from a number of suppliers. Significant increases in prices for these materials could adversely affect the Corporation’s earnings if selling prices for its finished products are not adjusted or if adjustments significantly trail the increases in prices for these materials. Derivative instruments have not been used to manage these risks.

The Corporation’s distribution costs for its finished products are subject to fluctuations in petroleum prices and other factors. The Corporation utilizes a number of providers of transportation services. Significant increases in prices for these services could adversely affect the Corporation’s earnings if selling prices for its finished products are not adjusted or if adjustments significantly trail the increases in prices for these services. Derivative instruments have not been used to manage these risks.

The Corporation uses derivative financial instruments to offset a substantial portion of its exposure to market risk arising from changes in the price of natural gas. Hedging of this risk is accomplished by entering into forward swap contracts, which are designated as hedges of specific quantities of natural gas expected to be purchased in future months. These readily marketable swap contracts are recorded in the Corporation’s Consolidated Balance Sheet at fair value. On the date the derivative contract is entered into, the Corporation formally documents and designates the swap contract as a cash flow hedge, including how the effectiveness of the hedge will be measured. This process links the swap contract to specific forecasted transactions. Since these swap contracts were highly effective, changes in their fair values were recorded in other comprehensive income, net of related income taxes, and recognized in income at the time the cost of the natural gas was recognized in income.

Effect of Derivative Instruments on Results of Operations and Other Comprehensive Income

Fair Value Hedges

The Corporation’s fair value hedges offset the effect of the hedged items in 2006, 2005 and 2004, resulting in no effect on income. In addition, during these years, all designated derivatives for firm commitments continued to qualify for fair value hedge accounting.

Cash Flow Hedges

The effective portion of the gain or loss on the derivative instruments designated as cash flow hedges is initially recorded in other comprehensive income and is subsequently recognized in income when the hedged exposure affects income. The Corporation’s cash flow hedges resulted in no significant ineffectiveness in 2006, 2005 and 2004 and consequently resulted in no significant effect on income. During the same period in which the hedged forecasted transactions affected earnings, the Corporation reclassified $14.0 million of after-tax losses, $11.2 million of after-tax gains, and $9.0 million of after-tax losses, respectively, from accumulated other comprehensive income to earnings. At December 31, 2006, the Corporation expects to reclassify $6.3 million of after-tax losses from accumulated other comprehensive income primarily to cost of sales during the next twelve months, consistent with the timing of the underlying hedged transactions. The maximum maturity of cash flow derivatives in place at December 31, 2006 is August 2017.

Net Investment Hedges

In 2006, the Corporation hedged a portion of its investment position in one of its equity affiliates. Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, changes in the fair value of the derivative instruments are recognized in other comprehensive income to offset the change in value of the net investment being hedged. The net investment hedge was closed out in December 2006.

Note 11. Variable Interest Entities

The Corporation has interests in the following financing and real estate entities and synthetic fuel partnerships described in Note 14, all of which are subject to the requirements of FASB Interpretation No. 46 (Revised December 2003), Consolidation of Variable Interest Entities – an Interpretation of ARB 51 (“FIN 46R”).

Financing Entities

The Corporation holds a significant interest in two financing entities that were used to monetize long-term notes received from the sale of certain nonstrategic timberlands and related assets to nonaffiliated buyers. These transactions qualified for the installment method of accounting for income tax purposes and met the criteria for immediate profit recognition for financial reporting purposes contained in SFAS No. 66, Accounting for Sales of Real Estate. These sales involved notes receivable with an aggregate face value of $617 million and a fair value of approximately $593 million at the date of sale. The notes receivable are backed by irrevocable standby letters of credit issued by money center banks, which aggregated $617 million at December 31, 2006.

Because the Corporation desired to monetize the $617 million of notes receivable and continue the deferral of current income taxes on the gains, the Corporation transferred the notes received from the sales to noncontrolled financing entities. The Corporation has minority voting interests in each of the financing entities (collectively, the “Financing Entities”). The transfers of the notes and certain other assets to the Financing Entities were made at fair value, were accounted for as asset sales and resulted in no gain or loss. In conjunction with the transfer of the notes and other assets, the Financing Entities became obligated for $617 million in third-party debt financing. A nonaffiliated financial institution has made substantive capital investments in each of the Financing Entities, has majority voting control over them and has substantive risks and rewards of ownership of the assets in the Financing Entities. The Corporation also contributed intercompany notes receivable aggregating $662 million and intercompany preferred stock of $50 million to the Financing Entities, which serve as secondary collateral for the third-party lending arrangements. In the unlikely event of default by both of the money center banks that provided the irrevocable standby letters of credit, the Corporation could experience a maximum loss of $617 million under these arrangements.

The Corporation has not consolidated the Financing Entities because it is not the primary beneficiary of either entity. Rather, it will continue to account for its ownership interests in these entities using the equity method of accounting. The Corporation retains equity interests in the Financing Entities for which the legal right of offset exists against the intercompany notes. As a result, the intercompany notes payable have been offset against the Corporation’s equity interests in the Financing Entities for financial reporting purposes.

See Note 6 for a description of the Corporation’s Luxembourg-based financing subsidiary, which is consolidated because the Corporation is the primary beneficiary of the entity.

Real Estate Entities

The Corporation participates in the U.S. affordable housing and historic renovation real estate markets. Investments in these markets are encouraged by laws enacted by the United States Congress and related federal income tax rules and regulations. Accordingly, these investments generate income tax credits and tax losses that are used to reduce the Corporation’s income tax liabilities. The Corporation invested in these markets through (i) partnership arrangements as a limited partner, (ii) limited liability companies as a nonmanaging member and (iii) investments in various funds in which the Corporation is one of many noncontrolling investors. These entities borrow money from third parties generally on a nonrecourse basis and invest in and own various real estate projects.

Note 11. (Continued)

FASB Interpretation No. 46, Consolidation of Variable Interest Entities – an Interpretation of ARB51, requires the Corporation to consolidate certain real estate entities because it is the primary beneficiary of them. At December 31, 2006, the carrying amount of assets of these entities, aggregating $4.9 million, serves as collateral for $3.7 million of obligations of these ventures. The assets are classified as property, plant and equipment on the Consolidated Balance Sheet. Neither the creditors nor the other beneficial interest holders of these consolidated ventures have recourse to the general credit of the Corporation.

The Corporation accounts for its interests in its nonconsolidated real estate entities by the equity method of accounting or by the effective yield method, as appropriate, and has accounted for the related income tax credits and other tax benefits as a reduction in its income tax provision. As of December 31, 2006, the Corporation had net equity of $19.6 million in its nonconsolidated real estate entities. The Corporation has earned income tax credits totaling approximately $97.7 million, $84.1 million and $71.8 million through 2006, 2005 and 2004, respectively. As of December 31, 2006, total permanent financing debt for the nonconsolidated entities was $283.5 million. A total of $35.0 million of the permanent financing debt is guaranteed by the Corporation and the remainder of this debt is not supported or guaranteed by the Corporation. Except for the guaranteed portion, permanent financing debt is secured solely by the properties and is nonrecourse to the Corporation. From time to time, temporary interim financing is guaranteed by the Corporation. In general, the Corporation’s interim financing guarantees are eliminated at the time permanent financing is obtained. At December 31, 2006, $49.3 million of temporary interim financing associated with these nonconsolidated real estate entities was guaranteed by the Corporation.

If the Corporation’s investments in its nonconsolidated real estate entities were to be disposed of at their carrying amounts, a portion of the tax credits may be recaptured and may result in a charge to earnings. As of December 31, 2006, this recapture risk is estimated to be $36.6 million. The Corporation has no current intention of disposing of these investments during the recapture period, nor does it anticipate the need to do so in the foreseeable future in order to satisfy any anticipated liquidity need. Accordingly, the recapture risk is considered to be remote.

At December 31, 2006, the Corporation’s maximum loss exposure for its nonconsolidated real estate entities is estimated to be $140.5 million and was comprised of its net equity in these entities of $19.6 million, its permanent financing guarantees of $35.0 million, its interim financing guarantees of $49.3 million and the income tax credit recapture risk of $36.6 million.

Note 12. Leases and Commitments

Leases

The Corporation has entered into operating leases for certain warehouse facilities, automobiles and equipment. The future minimum obligations under operating leases having a noncancelable term in excess of one year as of December 31, 2006, are as follows:

Millions
Year Ending December 31:
2007	$84.2
2008	70.9
2009	61.2
2010	49.0
2011	40.8
Thereafter	145.1

Future minimum obligations	$451.2

Certain operating leases contain residual value guarantees, which provide that if the Corporation does not purchase the leased property from the lessor at the end of the lease term, the Corporation is liable to the lessor for the shortfall, if any, between the proceeds from the sale of the property and an agreed value. At December 31, 2006, the maximum amount of the residual value guarantee was approximately $20 million. Management expects the proceeds from the sale of the properties under the operating leases will exceed the agreed values.

Operating lease obligations have been reduced by approximately $2 million for rental income from noncancelable sublease agreements.

Consolidated rental expense under operating leases was $227.9 million, $199.0 million and $195.9 million in 2006, 2005 and 2004, respectively.

Purchase Commitments

In conjunction with the Spin-off, the Corporation entered into a long-term pulp supply agreement with Neenah Paper. Under the agreement, the Corporation has agreed to purchase annually declining specified minimum tonnages of pulp. During 2006, the pulp supply agreement was modified to decrease the Corporation’s 2007 minimum purchase obligation by approximately 25 percent. Minimum commitments under the agreement are estimated to be approximately $216 million in 2007, $231 million in 2008, $182 million in 2009 and $121 million in 2010. The latter two years reflect the phase-down period described in the following paragraph. These commitments represent 13 percent, 14 percent, 11 percent and 7 percent, respectively, of the Corporation’s total estimated requirements for virgin pulp. The Corporation purchased approximately $216 million under that agreement in 2006.

Under the agreement, the prices for pulp will be based on published industry index prices, subject to certain minimum and maximum prices, less agreed-upon discounts. The commitments are structured as supply-or-pay and take-or-pay arrangements. Accordingly, if the Corporation does not purchase the specified minimums, it must pay for the shortfall based on the difference between the contract price and any lower price Neenah Paper obtains for the pulp, plus ten percent of the difference. If Neenah Paper does not supply the specified minimums, it must pay for the shortfall based on the difference between the contract price and any higher price that the Corporation pays to purchase the pulp, plus ten percent of that difference. Either party can elect a two-year phase-down period for the

Note 12. (Continued)

agreement, to begin no earlier than January 1, 2009 under which the minimum commitments would be approximately $182 million in the first year and $121 million in the second year. Either party may terminate the pulp supply agreement for certain events specified in the agreement.

The Corporation has entered into other long-term contracts for the purchase of pulp and utilities, principally electricity. Commitments under these contracts are approximately $273 million in 2007, $143 million in 2008, $100 million in 2009, $75 million in 2010 and $54 million in 2011. Total commitments beyond the year 2011 are $262 million.

Although the Corporation is primarily liable for payments on the above-mentioned leases and purchase commitments, management believes the Corporation’s exposure to losses, if any, under these arrangements is not material.

Note 13. Contingencies and Legal Matters

Contingency

One of the Corporation’s North American tissue mills has an agreement to provide its local utility company a specified amount of electric power for each of the next 11 years. In the event that the mill was shut down, the Corporation would be required to continue to operate the power generation facility on behalf of its owner, the local utility company. The net present value of the cost to fulfill this agreement as of December 31, 2006 is estimated to be approximately $107 million. Management considers the probability of closure of this mill to be remote.

Environmental Matters

The Corporation has been named as a potentially responsible party under the provisions of the federal Comprehensive Environmental Response, Compensation and Liability Act, or analogous state statutes, at a number of waste disposal sites, none of which, individually or in the aggregate, in management’s opinion, is likely to have a material adverse effect on the Corporation’s business, financial condition, results of operations or liquidity.

Note 14. Synthetic Fuel Partnerships

The Corporation has minority interests in two synthetic fuel partnerships. Although these partnerships are variable interest entities that are subject to the requirements of FIN 46R, the Corporation is not the primary beneficiary, and the entities have not been consolidated. Synthetic fuel produced by the partnerships is eligible for synthetic fuel tax credits through 2007. In addition, there are tax deductions for pretax losses generated by the partnerships that are reported as nonoperating expense in the Corporation’s Consolidated Income Statement. Both the credits and tax deductions reduce the Corporation’s income tax expense. The tax credits begin to be phased out as the average annual domestic price of oil exceeds certain statutory amounts. The effects of these credits and deductions are shown in the following table:

	Year Ended December 31
(Millions of dollars)	2006		2005		2004
Nonoperating expense		$(65.5)		$(179.0)		$(158.4)
Tax credits	$60.5		$169.2		$144.4
Tax benefit of nonoperating expense	25.5	86.0	65.1	234.3	55.4	199.8

Net synthetic fuel benefit		$20.5		$55.3		$41.4

Per share basis – diluted		$.04		$.12		$.08

The effects of the credits are shown separately in the Corporation’s reconciliation of the U.S. statutory rate to its effective income tax rate in Note 15.

Because the partnerships have received favorable private letter rulings from the IRS and because the partnerships’ test procedures conform to IRS guidance, the Corporation’s loss exposure under the synthetic fuel partnerships is minimal.

Note 15. Income Taxes

An analysis of the provision for income taxes for income from continuing operations follows:

	Year Ended December 31
(Millions of dollars)	2006	2005	2004
Current income taxes:
United States	$347.8	$308.1	$192.0
State	32.8	66.9	35.4
Other countries	296.6	206.1	275.9

Total	677.2	581.1	503.3

Deferred income taxes:
United States	(144.7)	(118.6)	30.8
State	(9.7)	(30.3)	(20.7)
Other countries	(53.6)	6.2	(29.5)

Total	(208.0)	(142.7)	(19.4)

Total provision for income taxes	$469.2	$438.4	$483.9

Income from continuing operations before income taxes is earned in the following tax jurisdictions:

	Year Ended December 31
(Millions of dollars)	2006	2005	2004
United States	$1,359.7	$1,562.3	$1,578.1
Other countries	485.2	406.6	625.3

Total income before income taxes	$1,844.9	$1,968.9	$2,203.4

Note 15. (Continued)

Deferred income tax assets (liabilities) are composed of the following:

	December 31
(Millions of dollars)	2006	2005
Net current deferred income tax asset attributable to:

Accrued expenses	$144.7	$145.5
Pension, postretirement and other employee benefits	76.0	94.8
Inventory	(38.7)	(27.5)
Other	47.5	19.0
Valuation allowances	(10.3)	(8.4)

Net current deferred income tax asset	$219.2	$223.4

Net noncurrent deferred income tax asset attributable to:

Income tax loss carryforwards	$311.8	$235.8
State tax credits	100.1	96.0
Pension and other postretirement benefits	215.7	22.2
Accumulated depreciation	(145.4)	3.7
Other	41.1	94.8
Valuation allowances	(245.4)	(224.4)

Net noncurrent deferred income tax asset included in other assets	$277.9	$228.1

Net noncurrent deferred income tax liability attributable to:

Accumulated depreciation	$(866.0)	$(1,103.1)
Pension, postretirement and other employee benefits	478.8	548.1
Foreign tax credits and loss carryforwards	354.5	484.1
Installment sales	(189.4)	(192.0)
Other	(53.3)	(70.2)
Valuation allowances	(115.7)	(239.8)

Net noncurrent deferred income tax liability	$(391.1)	$(572.9)

Valuation allowances decreased $102.9 million in 2006 and increased $221.6 million in 2005. The decrease in 2006 was related to excess foreign tax credits. Valuation allowances at the end of 2006 primarily relate to the realization of excess foreign tax credits in the U.S. and income tax loss carryforwards of $884.2 million, which potentially are not useable primarily in jurisdictions outside the U.S. If not utilized against taxable income, $416.7 million of the loss carryforwards will expire from 2007 through 2026. The remaining $467.5 million has no expiration date.

Realization of income tax loss carryforwards is dependent on generating sufficient taxable income prior to expiration of these carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets, net of applicable valuation allowances, will be realized. The amount of the deferred tax assets considered realizable could be reduced or increased if estimates of future taxable income change during the carryforward period.

Note 15. (Continued)

Presented below is a reconciliation of the income tax provision computed at the U.S. federal statutory tax rate to the provision for income taxes.

	Year Ended December 31
	2006		2005		2004
(Millions of dollars)	Amount	Percent	Amount	Percent	Amount	Percent
Income from continuing operations before income taxes	$1,844.9		$1,968.9		$2,203.4

Tax at U.S. statutory rate applied to income from continuing operations	$645.7	35.0%	$689.1	35.0%	$771.2	35.0%
State income taxes, net of federal tax benefit	15.0	.8	23.8	1.2	9.6	.4
Taxes on American Jobs Creation Act dividends	—	—	55.5	2.8	—	—
Synthetic fuel credits	(60.5)	(3.3)	(169.2)	(8.6)	(144.4)	(6.6)
Recognition of additional prior year foreign tax credits	(35.9)	(1.9)	—	—	—	—
Net operating losses realized	(8.0)	(.4)	(14.2)	(.7)	(9.2)	(.4)
Other – net(a)	(87.1)	(4.8)	(146.6)	(7.4)	(143.3)	(6.4)

Provision for income taxes	$469.2	25.4%	$438.4	22.3%	$483.9	22.0%

(a)	Other – net is comprised of numerous items, none of which is greater than 1.3 percent of income from continuing operations.

The 2004 American Jobs Creation Act (the “Act”) provided, among other things, for a one-time deduction for certain foreign earnings that are repatriated to and reinvested in the United States. During 2005, the Corporation repatriated approximately $985 million of previously unremitted earnings of certain of its non-U.S. subsidiaries under the provisions of the Act. As a result, the Corporation recorded income tax expense and a related income tax liability of approximately $55.5 million in 2005.

At December 31, 2006, U.S. income taxes have not been provided on approximately $4.4 billion of unremitted earnings of subsidiaries operating outside the U.S. These earnings, which are considered to be invested indefinitely, would become subject to income tax if they were remitted as dividends, were lent to the Corporation or a U.S. affiliate, or if the Corporation were to sell its stock in the subsidiaries. Determination of the amount of unrecognized deferred U.S. income tax liability on these unremitted earnings is not practicable because of the complexities associated with this hypothetical calculation.

The Corporation accrues liabilities in current income taxes for potential assessments, which at December 31, 2006 and 2005 aggregated $237.2 million and $268.8 million, respectively. The decrease was due to prior year tax audit settlements. The accruals relate to uncertain tax positions in a variety of taxing jurisdictions and are based on what management believes will be the ultimate resolution of these positions. These liabilities may be affected by changing interpretations of laws, rulings by tax authorities, or the expiration of the statute of limitations. The Corporation’s U.S. federal income tax returns have been audited through 2003. IRS assessments of additional taxes have been paid through 1998. Refund actions are pending with the IRS Examination Division or Appeals Office for the years 1993 through 1998. Management currently believes that the ultimate resolution of these matters, individually or in the aggregate, will not have a material effect on the Corporation’s business, financial condition, results of operations or liquidity.

Note 16. Earnings Per Share

A reconciliation of the average number of common shares outstanding used in the basic and diluted EPS computations follows:

	Average Common Shares Outstanding
(Millions)	2006	2005	2004
Basic	458.5	474.0	495.2
Dilutive effect of stock options	1.9	2.6	3.4
Dilutive effect of restricted share awards	1.2	.8	.6

Diluted	461.6	477.4	499.2

Options outstanding that were not included in the computation of diluted EPS because their exercise price was greater than the average market price of the common shares are summarized below:

Description	2006	2005	2004
Average number of share equivalents (millions)	8.6	9.1	5.4
Weighted-average exercise price	$66.48	$66.58	$70.13
Expiration date of options	2007 to 2015	2007 to 2015	2007 to 2012
Options outstanding at year-end	8.2	8.8	5.4

The number of common shares outstanding as of December 31, 2006, 2005 and 2004 was 455.6 million, 461.5 million and 482.9 million, respectively.

Note 17. Business Segment and Geographic Data Information

The Corporation is organized into operating segments based on product groupings. These operating segments have been aggregated into four reportable global business segments: Personal Care; Consumer Tissue; K-C Professional & Other; and Health Care. The reportable segments were determined in accordance with how the Corporation’s executive managers develop and execute the Corporation’s global strategies to drive growth and profitability of the Corporation’s worldwide Personal Care, Consumer Tissue, K-C Professional & Other and Health Care operations. These strategies include global plans for branding and product positioning, technology, research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses. Segment management is evaluated on several factors, including operating profit. Segment operating profit excludes other income and (expense), net; income and expense not associated with the business segments; and the costs of corporate decisions related to the strategic cost reductions described in Note 2. Corporate & Other Assets include the Corporation’s investments in equity affiliates, finance operations and real estate entities, and deferred tax assets. The accounting policies of the reportable segments are the same as those described in Note 1.

The principal sources of revenue in each global business segment are described below.

•

The Personal Care segment manufactures and markets disposable diapers, training and youth pants and swimpants; baby wipes; feminine and incontinence care products; and related products. Products in this segment are primarily for household use and are sold under a variety of brand names, including Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, Lightdays, Depend, Poise and other brand names.

•

The Consumer Tissue segment manufactures and markets facial and bathroom tissue, paper towels, napkins and related products for household use. Products in this segment are sold under the Kleenex, Scott, Cottonelle, Viva, Andrex, Scottex, Hakle, Page and other brand names.

•

The K-C Professional & Other segment manufactures and markets facial and bathroom tissue, paper towels, napkins, wipers and a range of safety products for the away-from-home marketplace. Products in this segment are sold under the Kimberly-Clark, Kleenex, Scott, WypAll, Kimtech, Kleenguard and Kimcare brand names.

•

The Health Care segment manufactures and markets health care products such as surgical gowns, drapes, infection control products, sterilization wrap, disposable face masks and exam gloves, respiratory products and other disposable medical products. Products in this segment are sold under the Kimberly-Clark, Ballard and other brand names.

Approximately 13 percent of net sales were to Wal-Mart Stores, Inc. in 2006, 2005 and 2004, primarily in the Personal Care and Consumer Tissue businesses.

Information concerning consolidated operations by business segment and geographic area, as well as data for equity companies, is presented in the following tables:

Note 17. (Continued)

Consolidated Operations by Business Segment

(Millions of dollars)	Personal Care	Consumer Tissue	K-C Professional & Other	Health Care	Inter- segment Sales	Corporate & Other		Consolidated Total
Net Sales
2006	$6,740.9	$5,982.0	$2,813.1	$1,237.4	$(58.8)	$32.3		$16,746.9
2005	6,287.4	5,781.3	2,672.2	1,149.6	(19.3)	31.4		15,902.6
2004	5,975.1	5,343.0	2,826.7	1,131.2	(217.1)	24.3		15,083.2

Operating Profit (a)
2006	1,302.5	772.6	472.1	211.2	—	(656.9	)(b)	2,101.5
2005	1,242.2	805.8	472.8	200.4	—	(410.6	)(b)	2,310.6
2004	1,253.2	803.1	411.5	245.1	—	(206.5)		2,506.4

Depreciation and Amortization
2006	266.3	273.7	126.3	40.3	—	226.2		932.8
2005	267.4	301.0	135.7	52.4	—	88.0		844.5
2004	286.9	310.7	141.8	52.2	—	8.7		800.3

Assets
2006	5,026.5	6,032.2	2,593.2	2,169.7	—	1,245.4		17,067.0
2005	4,650.7	5,672.9	2,540.4	2,038.5	—	1,400.7		16,303.2
2004	4,813.3	5,881.5	2,693.1	2,052.1	—	1,578.0		17,018.0

Capital Spending
2006	345.0	455.8	131.1	40.1	—	.1		972.1
2005	297.9	296.6	87.7	27.3	—	.1		709.6
2004	242.5	202.3	64.8	24.6	—	.8		535.0

(a)	Segment operating profit excludes other income and (expense), net and income and expenses not associated with the business segments.
(b)	Corporate & Other includes expenses not associated with the business segments, including the following amounts of pretax charges for the strategic cost reductions:

(Millions of dollars)	Personal Care	Consumer Tissue	K-C Professional & Other	Health Care	Total
Corporate & Other
2006	$(245.5)	$(139.6)	$(40.8)	$(50.5)	$(476.4)
2005	(146.0)	(31.3)	(13.1)	(38.2)	(228.6)

Additional information concerning these costs is contained in Note 2.

Note 17. (Continued)

Sales of Principal Products

(Billions of dollars)	2006	2005	2004
Consumer tissue products	$5.9	$5.7	$5.3
Diapers	3.6	3.3	3.2
Away-from-home professional products	2.6	2.5	2.3
All other	4.6	4.4	4.3

Consolidated	$16.7	$15.9	$15.1

Consolidated Operations by Geographic Area

(Millions of dollars)	United States	Canada	Inter- geographic Items(a)	Total North America	Europe	Asia, Latin America & Other	Inter- geographic Items	Corporate & Other		Consolidated Total
Net Sales
2006	$9,405.6	$538.0	$(249.2)	$9,694.4	$3,153.4	$4,480.9	$(581.8)	$—		$16,746.9
2005	9,093.1	516.4	(254.7)	9,354.8	3,072.8	4,019.2	(544.2)	—		15,902.6
2004	8,683.5	911.0	(554.4)	9,040.1	3,098.3	3,488.8	(544.0)	—		15,083.2

Operating Profit(b)
2006	1,856.2	142.8	—	1,999.0	211.1	548.3	—	(656.9	)(c)	2,101.5
2005	1,973.5	107.7	—	2,081.2	165.9	474.1	—	(410.6	)(c)	2,310.6
2004	1,953.1	122.0	—	2,075.1	221.0	416.8	—	(206.5)		2,506.4

Net Property
2006	4,132.6	33.7	—	4,166.3	1,591.3	1,927.2	—	—		7,684.8
2005	4,082.0	82.1	—	4,164.1	1,529.5	1,801.1	—	—		7,494.7
2004	4,177.8	103.5	—	4,281.3	1,875.2	1,834.0	—	—		7,990.5

(a)	Intergeographic net sales include $48.4 million, $59.4 million and $368.0 million by operations in Canada to the U.S. in 2006, 2005 and 2004, respectively.
(b)	Geographic operating profit excludes other income and (expense), net and income and expenses not associated with geographic areas.
(c)	Corporate & Other includes expenses not associated with geographic areas, including the following amounts of pretax charges for the strategic cost reductions:

(Millions of dollars)	United States	Canada	Europe	Asia, Latin America & Other	Total
Corporate & Other
2006	$(226.5)	$(16.7)	$(195.5)	$(37.7)	$(476.4)
2005	(59.9)	(25.0)	(113.5)	(30.2)	(228.6)

Additional information concerning these costs is contained in Note 2.

Note 17. (Continued)

Equity Companies’ Data

(Millions of dollars)	Net Sales	Gross Profit	Operating Profit	Net Income	Corporation’s Share of Net Income
2006	$2,275.1	$815.2	$668.3	$456.2	$218.6	(a)
2005	2,115.0	730.0	441.2	286.1	136.6
2004	1,823.0	635.1	433.3	261.1	124.8

(a)	The Corporation’s share of net income includes a gain from the sale of Kimberly-Clark de Mexico, S.A.B. de C.V.’s pulp and paper business of approximately $46 million.

(Millions of dollars)	Current Assets	Non- Current Assets	Current Liabilities	Non- Current Liabilities	Stockholders’ Equity
2006	$879.6	$905.1	$667.4	$465.5	$651.8
2005	869.7	992.1	564.6	513.4	783.9
2004	821.7	931.1	525.5	475.5	751.9

Equity companies, primarily in Latin America, are principally engaged in operations in the Personal Care and Consumer Tissue businesses.

At December 31, 2006, the Corporation’s equity companies and ownership interest were as follows: Kimberly-Clark Lever, Ltd. (India) (50%), Kimberly-Clark de Mexico, S.A.B. de C.V. and subsidiaries (47.9%), Olayan Kimberly-Clark Arabia (49%), Olayan Kimberly-Clark (Bahrain) WLL (49%) and Tecnosur S.A. (Colombia) (34.3%).

Kimberly-Clark de Mexico, S.A.B. de C.V. is partially owned by the public and its stock is publicly traded in Mexico. At December 31, 2006, the Corporation’s investment in this equity company was $328 million, and the estimated fair value of the investment was $2.5 billion based on the market price of publicly traded shares.

Note 18. Supplemental Data (Millions of dollars)

	December 31
Supplemental Income Statement Data	2006	2005	2004
Advertising expense	$438.4	$451.0	$421.3
Research expense	301.2	319.5	279.7
Net foreign currency transaction losses	22.7	50.0	26.2

Supplemental Balance Sheet Data

	December 31
Summary of Accounts Receivable, net	2006	2005
Accounts Receivable:
From customers	$2,142.2	$1,930.6
Other	253.2	228.8
Less allowance for doubtful accounts and sales discounts	(58.7)	(57.5)

Total	$2,336.7	$2,101.9

Accounts receivable are carried at amounts that approximate fair value.

	December 31
Summary of Inventories	2006	2005
Inventories by Major Class:
At the lower of cost determined on the FIFO or weighted-average cost methods or market:
Raw materials	$398.3	$338.9
Work in process	298.6	236.7
Finished goods	1,263.4	1,128.9
Supplies and other	242.6	232.3

	2,202.9	1,936.8
Excess of FIFO or weighted-average cost over LIFO cost	(198.4)	(184.7)

Total	$2,004.5	$1,752.1

FIFO or weighted-average value of total inventories determined on the LIFO method were $936.0 million and $857.6 million at December 31, 2006 and December 31, 2005, respectively.

	December 31
Summary of Property, Plant and Equipment, net	2006	2005
Property, Plant and Equipment:
Land	$241.5	$257.4
Buildings	2,432.3	2,349.7
Machinery and equipment	12,130.7	11,617.8
Construction in progress	600.4	391.3

	15,404.9	14,616.2
Less accumulated depreciation	(7,720.1)	(7,121.5)

Total	$7,684.8	$7,494.7

Note 18. (Continued)

	December 31
Summary of Accrued Expenses	2006	2005
Accrued advertising and promotion	$333.2	$260.3
Accrued salaries and wages	404.5	377.1
Accrued expenses – strategic cost reductions	111.2	28.2
Other	754.9	734.0

Total	$1,603.8	$1,399.6

Supplemental Cash Flow Statement Data

Summary of Cash Flow Effects of Decrease (Increase) in Operating Working Capital (a)	Year Ended December 31
	2006	2005	2004(b)
Accounts receivable	$(231.4)	$(41.9)	$(135.9)
Inventories	(252.4)	(81.1)	(192.9)
Prepaid expenses	19.6	(10.6)	27.0
Trade accounts payable	150.1	51.1	99.4
Other payables	29.2	45.6	(22.5)
Accrued expenses	268.2	(2.9)	107.1
Accrued income taxes	(65.0)	13.6	163.9
Derivatives	(1.2)	5.3	(29.4)
Currency	88.0	(159.2)	78.1

Decrease (increase) in operating working capital	$5.1	$(180.1)	$94.8

	Year Ended December 31
Other Cash Flow Data	2006	2005	2004(b)
Interest paid	$234.5	$195.8	$175.3
Income taxes paid	708.9	590.7	368.7

	Year Ended December 31
Interest Expense	2006	2005	2004(b)
Gross interest cost	$234.6	$197.5	$169.0
Capitalized interest on major construction projects	(14.3)	(7.3)	(6.5)

Interest expense	$220.3	$190.2	$162.5

(a)	Excludes the effects of acquisitions and dispositions.
(b)	Excludes the effects of the Spin-off.

Cash used for investing and financing activities for discontinued operations was approximately $5 million in 2004.

Note 19. Unaudited Quarterly Data

(Millions of dollars, except per share amounts)	2006				2005
	Fourth	Third	Second	First	Fourth	Third	Second	First
Net sales	$4,307.2	$4,210.4	$4,161.4	$4,067.9	$4,008.9	$4,000.8	$3,987.1	$3,905.8
Gross profit	1,365.9	1,275.5	1,287.6	1,153.1	1,289.6	1,156.4	1,322.6	1,306.6
Operating profit	610.6	526.4	544.1	420.4	572.2	464.6	636.2	637.6
Income before cumulative effect of accounting change	482.6	364.2	377.6	275.1	383.4	325.3	421.8	450.1
Net income	482.6	364.2	377.6	275.1	371.1	325.3	421.8	450.1
Per share basis:
Basic
Income before cumulative effect of accounting change	1.06	.80	.82	.60	.82	.69	.88	.94
Net income	1.06	.80	.82	.60	.79	.69	.88	.94
Diluted
Income before cumulative effect of accounting change	1.05	.79	.82	.60	.82	.68	.88	.93
Net income	1.05	.79	.82	.60	.79	.68	.88	.93
Cash dividends declared per share	.49	.49	.49	.49	.45	.45	.45	.45
Market price per share:
High	68.58	65.76	62.15	61.75	60.80	64.99	66.99	68.29
Low	65.00	58.63	56.96	56.59	55.60	58.62	61.26	63.33
Close	67.95	65.36	61.70	57.80	59.65	59.53	62.59	65.73

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Kimberly-Clark Corporation:

We have audited the accompanying consolidated balance sheets of Kimberly-Clark Corporation and subsidiaries (the “Corporation”) as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule. These financial statements and financial statement schedule are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Kimberly-Clark Corporation and subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Notes 1 and 7 to the consolidated financial statements, on January 1, 2006, the Corporation adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and on December 31, 2006, the Corporation adopted the provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. Also as discussed in Note 1, on December 31, 2005, the Corporation adopted the provisions of Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 20, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Corporation’s internal control over financial reporting.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Dallas, Texas
February 20, 2007
(June 13, 2007 as to Notes 4 and 17)

SCHEDULE II	Kimberly-Clark Corporation and Subsidiaries

VALUATION AND QUALIFYING ACCOUNTS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(Millions of dollars)

Description	Balance at Beginning of Period	Additions		Deductions		Balance at End of Period
		Charged to Costs and Expenses	Charged to Other Accounts(a)	Write-Offs and Reclassifications
December 31, 2006
Allowances deducted from assets to which they apply
Allowance for doubtful accounts	$35.8	$11.7	$3.2	$11.8	(b)	$38.9
Allowances for sales discounts	21.6	274.6	.9	277.3	(d)	19.8

December 31, 2005
Allowances deducted from assets to which they apply
Allowance for doubtful accounts	$42.5	$8.9	$(.6)	$15.0	(b)	$35.8
Allowances for sales discounts	20.1	249.5	(.7)	247.3	(d)	21.6

December 31, 2004
Allowances deducted from assets to which they apply
Allowance for doubtful accounts	$47.9	$8.8	$4.0	$18.2	(b)(c)	$42.5
Allowances for sales discounts	19.7	233.1	.1	232.8	(d)	20.1

(a)	Includes bad debt recoveries and the effects of changes in foreign currency exchange rates.
(b)	Primarily uncollectible receivables written off.
(c)	Includes $4.6 million of Neenah Paper balances spun off in November 2004.
(d)	Sales discounts allowed.

SCHEDULE II	Kimberly-Clark Corporation and Subsidiaries

VALUATION AND QUALIFYING ACCOUNTS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

(Millions of dollars)

		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions(a)	Balance at End of Period
December 31, 2006

Deferred Taxes Valuation Allowance	$474.0	$(105.3)	$—	$(2.4)	$371.1

December 31, 2005

Deferred Taxes Valuation Allowance	$252.4	$233.6	$—	$12.0	$474.0

December 31, 2004

Deferred Taxes Valuation Allowance	$247.9	$(12.4)	$—	$(16.9)	$252.4

(a)

Includes the net currency effects of translating valuation allowances at current rates under Statement of Financial Accounting Standards No. 52, Foreign Currency Translation, of $(1.9) million in 2006, $13.4 million in 2005 and $(18.4) million in 2004.